Exhibit 4.3

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.

CALUMET FINANCE CORP.

and

the Guarantors named herein

11.00% SENIOR NOTES DUE 2025

FIRST SUPPLEMENTAL INDENTURE

Dated as of August 5, 2020

____________________

WILMINGTON TRUST, NATIONAL ASSOCIATION

Trustee

This FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of August 5, 2020, is entered into by and among Calumet Specialty Products Partners, L.P., a Delaware limited partnership (the “Company”), Calumet Finance Corp., a Delaware corporation (“Finance Corp.” and, together with the Company, the “Issuers”), each of the parties identified under the caption “Guarantors” on the signature page hereto (the “Guarantors”) and Wilmington Trust, National Association, a national banking association, as Trustee (the “Trustee”).

RECITALS

WHEREAS, the Issuers, the Guarantors and the Trustee entered into an Indenture, dated as of October 11, 2019 (the “Indenture”), pursuant to which the Company has issued $550,000,000 in aggregate principal amount of 11.00% Senior Notes due 2025 (the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides, among other things, that with the consent of the holders (the “Holders”) of at least a majority in principal amount of the Notes then outstanding (the “Requisite Consents”), the Issuers, the Guarantors and the Trustee may amend the Indenture and the Notes, subject to certain exceptions specified in Section 3.02 below and Section 9.02 of the Indenture;

WHEREAS, on July 6, 2020, the Issuers distributed a Consent Solicitation Statement (as amended, modified or supplemented as of the date hereof, the “Consent Solicitation Statement”) to each Holder soliciting consents to the amendments to the Indenture set forth in this Supplemental Indenture;

WHEREAS, as of the date hereof, there were $550,000,000 in aggregate principal amount of Notes outstanding;

WHEREAS, the Issuers have obtained the Requisite Consents to amend the Indenture as set forth in the Consent Solicitation Statement (the “Amendments”); and

WHEREAS, all acts and things prescribed by the Consent Solicitation Statement and the Indenture necessary to make this Supplemental Indenture a valid instrument legally binding on the Issuers, the Guarantors and the Trustee, in accordance with its terms, and, subject to Section 3.02 below, to make the Amendments become effective and operative, have been duly done and performed.

NOW THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Issuers, the Guarantors and the Trustee covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:

Article 1

Amendments to ARTICLE 1—Definitions and Incorporation by Reference

Section 1.01. For purposes of this Supplemental Indenture, the terms defined in the recitals shall have the meanings therein specified; any capitalized terms used and not defined herein shall have the same respective meanings as assigned to them in the Indenture; and references to Articles or Sections shall, unless the context indicates otherwise, be references to Articles or Sections of the Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

Section 1.02. Section 1.01 of the Indenture is hereby amended by the alphabetical addition of the definitions of “Exchange Notes” and “Exchange Offer” to read as follows:

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“Exchange Notes” means the $200 million aggregate principal amount of 9.25% first lien senior secured notes due 2024 to be issued pursuant to the Exchange Offer.

“Exchange Offer” means the offer commenced by the Issuers on July 6, 2020 to exchange up to $200 million aggregate principal amount of the Issuers’ outstanding 7.625% Senior Notes due 2022 issued under the Indenture, dated as of November 26, 2013, by and among the Issuers, the subsidiary guarantors identified therein and Wilmington Trust, National Association, as trustee, the Exchange Notes on the terms and subject to the conditions more fully set forth in the offering memorandum related thereto.

Section 1.03. The definition of “Credit Facilities” in Section 1.01 of the Indenture is hereby amended and restated in its entirety to read as follows:

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities, loan agreements or other financing agreements, in each case the majority of the loans or commitments under which, as of the date of the closing of such facilities or agreements, are provided by commercial banks, by affiliates of commercial banks customarily engaging in making or providing commercial loans or other financing, or by governmental authorities, and which facilities or agreements provide for revolving loans, term loans, letters of credit or similar financing arrangements, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time with facilities or agreements that satisfy the above requirements; provided, that, to the extent that the incurrence of a portion of the Exchange Notes would not otherwise be permitted under Section 4.09 of the Indenture, including clause (13) thereof, such portion of the Exchange Notes and the indenture relating thereto shall be deemed to be Credit Facilities.

Article 2

AMENDMENTS TO ARTICLE 4—COVENANTS

Section 2.01. The sentence immediately following clause (13) of Section 4.09 of the Indenture is hereby amended and restated in its entirety to read as follows:

“The Company will not incur borrowings under secured Credit Facilities in excess of $50.0 million in the aggregate for the purpose of purchasing or redeeming Existing Notes prior to their maturity; provided, that the incurrence of the Exchange Notes shall be exempt from this provision.”

Section 2.02. Any and all additional provisions of the Indenture are hereby deemed to be amended to reflect the intentions of the Amendments provided for in this Supplemental Indenture.

Article 3

EFFECTIVENESS

Section 3.01. Except as amended hereby, all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects. From and after the date of this Supplemental Indenture, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this Supplemental Indenture and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

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Section 3.02. This Supplemental Indenture shall become effective as a binding agreement immediately upon its execution and delivery by each of the Issuers, the Guarantors and the Trustee; provided, however, that the Amendments set forth in Articles 1 and 2 hereof shall not become effective and operative until the payment of the Consent Fee (as defined in the Consent Solicitation Statement) in accordance with the Consent Solicitation Statement (it being understood that the Amendments shall become immediately and fully effective and operative upon such payment). If the Issuers notify the Trustee in writing that the Issuers no longer wish to obtain the Amendments and do not intend to pay the Consent Fee at any time, this Supplemental Indenture shall, from and after the Issuers’ delivery of such notice to the Trustee, become and be null and void ab initio. The Issuers shall be under no obligation to pay the Consent Fee.

Article 4

MISCELLANEOUS

Section 4.01. Amendments to the Indenture pursuant to this Supplemental Indenture shall also apply to the Notes, including, without limitation, provisions of the Notes amended as set forth in the amendments to the Exhibits or Appendices to the Indenture.

Section 4.02. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. The terms and conditions of this Supplemental Indenture shall be deemed to be incorporated in and made a part of the terms and conditions of the Indenture for any and all purposes, and all the terms and conditions of both shall be read, taken and construed together as though they constitute one and the same instrument, except that in the case of conflict, the provisions of this Supplemental Indenture will control.

Section 4.03. All covenants and agreements in this Supplemental Indenture by the Issuers, the Guarantors or the Trustee shall bind their respective successors and assigns, whether so expressed or not.

Section 4.04. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.05. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture.

Section 4.06. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. One signed copy is enough to prove this Supplemental Indenture.

Section 4.07. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 4.08. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Issuers.

Section 4.09. The Section headings herein are for convenience only and shall not affect the construction thereof.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

ISSUERS:

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.

By:	Calumet GP, LLC, its general partner

By:	/s/ H. Keith Jennings
	Name:	H. Keith Jennings
	Title:	Executive Vice President and Chief Financial Officer

CALUMET FINANCE CORP.

By:	/s/ H. Keith Jennings
	Name:	H. Keith Jennings
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to First Supplemental Indenture]

GUARANTORS:

CALUMET OPERATING, LLC
CALUMET REFINING, LLC
CALUMET PRINCETON REFINING, LLC
CALUMET COTTON VALLEY REFINING, LLC
CALUMET SHREVEPORT REFINING, LLC
CALUMET MONTANA REFINING, LLC
CALUMET MISSOURI, LLC
CALUMET KARNS CITY REFINING, LLC
CALUMET DICKINSON REFINING, LLC
CALUMET BRANDED PRODUCTS, LLC
BEL-RAY COMPANY, LLC
CALUMET INTERNATIONAL, INC.
KURLIN COMPANY, LLC
CALUMET MEXICO, LLC
CALUMET SPECIALTY PRODUCTS CANADA, ULC

By:	/s/ H. Keith Jennings
	Name:	H. Keith Jennings
	Title:	Executive Vice President and Chief Financial Officer

CALUMET SPECIALTY OILS DE MEXICO, S. DE R.L. DE C.V.

By:	/s/ H. Keith Jennings
	Name:	H. Keith Jennings
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to First Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION
as Trustee

By:	/s/ Jane Schweiger
Name:	Jane Schweiger
Title:	Vice President

[Signature Page to First Supplemental Indenture]